As filed with the Securities and Exchange Commission on September 16, 2026

Registration No. 333-298852

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARDIOL THERAPEUTICS INC.

(Exact name of Registrant as specified in its charter)

Not applicable
(Translation of Registrant’s name into English (if applicable))

Ontario, Canada	2836	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

602-2265 Upper Middle Road East

Oakville, Ontario L6H 0G5

Canada

Telephone: (289) 910-0850

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C., 20005

Telephone: (202) 572-3111
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Philippe Tardif Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide St. W Toronto, Ontario M5H 4E3 Canada (416) 367-6060	David Elsley Cardiol Therapeutics Inc. 602-2265 Upper Middle Road East Oakville, Ontario L6H 0G5 Canada Telephone: (289) 910-0850	Thomas M. Rose Shona Smith Troutman Pepper Locke LLP 111 Huntington Avenue 9th Floor Boston, Massachusetts 02199-7613 United States Telephone: (757) 687-7715

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in all of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Corporate Secretary of Cardiol Therapeutics Inc. at 602-2265 Upper Middle Road East, Oakville, Ontario L6H 0G5, tel.: (289) 910-0850, and are also available electronically at www.sedarplus.ca.

SHORT FORM base shelf PROSPECTUS

New Issue and/or Secondary Offering	September 15, 2026

CARDIOL THERAPEUTICS INC.

US $150,000,000
Common Shares
Debt Securities
Warrants
Subscription Receipts
Units

Cardiol Therapeutics Inc. (the “Corporation” or “Cardiol” or “we”) may offer and sell, from time to time (the “Offerings”), Class A common shares of the Corporation (“Common Shares”), debt securities (“Debt Securities”), warrants to purchase securities (“Warrants”) or subscription receipts (“Subscription Receipts”) or any combination of such securities (“Units”) (all of the foregoing collectively, the “Securities”) up to an aggregate initial offering price of US $150,000,000 in aggregate (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto) (the “Prospectus”), remains effective. Securities offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (collectively or individually, as the case may be, “Prospectus Supplements”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets, or securities by us or one of our subsidiaries. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of among other things, Securities, cash, and assumption of liabilities. In addition, one or more securityholders of the Corporation (each a “Selling Securityholder”) may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

The Corporation was incorporated under the laws of the Province of Ontario, Canada. The Corporation is permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (the “MJDS”), to prepare this Prospectus and any Prospectus Supplement in accordance with Canadian disclosure requirements, which are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), and may not be comparable to financial statements of United States companies. The Corporation’s financial statements are subject to audit in accordance with Canadian generally accepted auditing standards and our auditor is subject to both Canadian auditor independence standards and the auditor independence standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (the “SEC”).

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Ontario, Canada, that most of our officers and directors are residents of Canada, that many of the experts named in this Prospectus may be residents of Canada, and that most or all of our assets and the assets of said persons are located outside of the United States. See “Enforcement of Canadian Judgments Against Foreign Persons.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR ANY CANADIAN SECURITIES REGULATOR APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered and sold may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to Cardiol. See “Plan of Distribution”.

The specific terms of the Securities with respect to a particular Offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the currency (which may be United States dollars, Canadian dollars, or any other currency), the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered, (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, where the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities and any other terms specific to the Debt Securities being offered, (iii) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered, (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities or Warrants, as the case may be, the currency in which the Subscription Receipts are issued and any other terms specific to the Subscription Receipts being offered, (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Subscription Receipts or Debt Securities comprising the Units and the currency in which the Units are issued. Where required by statute, regulation, or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities and (vi) in the case of Securities to be offered and sold by Selling Securityholders, such information in respect of such Selling Securityholders as may be required under applicable securities laws.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in such jurisdictions. We may offer and sell Securities to, or through, underwriters or dealers purchasing as principals, directly to one or more other purchasers, or through agents pursuant to applicable statutory exemptions.

A Prospectus Supplement relating to each issue of Securities will set forth the names of any underwriters, dealers, or agents involved in the Offering and sale of the Securities and will set forth the terms of the Offering, the method of distribution of the Securities, including, to the extent applicable, the proceeds to us and any fees, discounts, concessions, or other compensation payable to the underwriters, dealers, or agents, and any other material terms of the plan of distribution.

The Corporation and the Selling Securityholders may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through applicable statutory exemptions, or through agents designated by the Corporation or the Selling Securityholders from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer, or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions, or any other compensation payable to underwriters, dealers, or agents and any other material terms. The Prospectus Supplement may qualify an “at-the-market distribution” (as such term is defined in National Instrument 44-102 – Shelf Distributions). See “Plan of Distribution”. For the avoidance of doubt, any “at-the-market distribution” qualified by the Prospectus Supplement will only be for a distribution of Common Shares.

In connection with any offering of Securities, other than an “at-the-market distribution”, subject to applicable laws, unless otherwise specified in a Prospectus Supplement, the underwriters, dealers, or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain, or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted, or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’, or agents’ over-allocation position acquires those securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange ("TSX") under the symbol "CRDL", and our outstanding Common Shares are listed on the Nasdaq Capital Market ("Nasdaq") under the symbol "CRDL". On September 14, 2026, the last trading day of the Common Shares prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $2.77, and the closing price of the Common shares on the Nasdaq was US$1.99. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, the Warrants, the Subscription Receipts, and the Units will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See "Risk Factors".

Investors should be aware that the acquisition, holding, or disposition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States and Canada may not be described fully herein. You should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular Offering of the Securities and consult your own tax advisor with respect to your own particular circumstances.

Investing in the Securities involves significant risks. Prospective investors should carefully consider the risk factors described under the heading “Risk Factors” in this Prospectus, in the applicable Prospectus Supplement with respect to a particular Offering and in the documents incorporated by reference herein and therein.

No underwriter, dealer, or agent has been involved in the preparation of this Prospectus or performed any review of the content of this Prospectus.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CORRA (the Canadian Overnight Repo Rate Average), SOFR (the Secured Overnight Financing Rate), EURIBOR (the Euro Interbank Offered Rate) or a United States federal funds rate.

The registered and head office of the Corporation is located at Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5.

Dr. Guillermo Torre-Amione, Dr. Timothy Garnett, Colin Stott, Jennifer Chao, and Teri Loxam, directors of the Corporation, reside outside of Canada. Although Dr. Torre-Amione, Dr. Garnett, Mr. Stott, Ms. Chao, and Ms. Loxam will appoint Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5 as their agent for service of process in Canada, investors are advised that it may not be possible for investors to enforce judgments obtained in Canadian courts predicated upon civil liability provisions of applicable securities law in Canada.

You should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any jurisdiction where such offer is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference herein or therein is accurate only as of the date of that document unless specified otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this Prospectus and any Prospectus Supplement, unless the context otherwise requires, the terms “we”, “our”, “us” and the “Corporation” refer to Cardiol Therapeutics Inc. References to dollars or “$” are to Canadian currency unless otherwise indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and other publicly available documents, including the documents that are incorporated by reference in this Prospectus and in such publicly available documents, includes certain “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “Forward-Looking Information”).

Forward-looking information can be identified by words or phrases such as “may”, “might”, “could”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “indicate”, “seek”, “believe”, “predict”, or “likely”, or the negative of these terms, or other similar expressions or references to future periods. All information other than historical facts, included in this Prospectus that address activities, events or developments that the Corporation expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Corporation’s business, operations, plans and other such matters is intended to identify forward-looking information. Statements containing forward-looking information are not historical facts.

The Corporation has based the forward-looking information on its current expectations and projections about future events and financial trends that it believes might affect its financial condition, results of operations, business strategy, and financial needs. The forward-looking information includes, among other things, statements relating to:

•	our anticipated cash needs, and the need for additional financing;
•	our development of our product candidates for use in testing, research, pre-clinical studies, clinical studies, and commercialization, if approved;
•	our ability to develop new routes of administration of our product candidates, including parenteral, for use in testing, research, pre-clinical studies, clinical studies, and commercialization, if approved;
•	our ability to develop new formulations of our product candidates for use in testing, research, pre-clinical studies, clinical studies, and commercialization, if approved;
•	the successful development and commercialization, if approved, of our current product candidates and the addition of future products and product candidates;
•	the ability of our product delivery technologies to deliver our product candidates to inflamed and/or fibrotic tissue;
•	our intention to build a pharmaceutical brand and our products focused on addressing inflammation and fibrosis in heart disease, including, but not limited to, acute myocarditis, recurrent pericarditis, and heart failure;
•	the expected medical benefits, viability, safety, efficacy, effectiveness, and dosing of our product candidates;
•	our patents and intellectual property, including, but not limited to, our (a) ability to procure, defend, and/or enforce our intellectual property relating to our products, product formulations, routes of administration, product candidates, and associated uses, methods, and/or processes, and (b) freedom to operate;
•	our competitive position and the regulatory environment in which we operate;
•	the molecular targets and mechanism of action of our product candidates;
•	our financial position; our business strategy; our growth strategies; our operations; our financial results; our dividend policy; our plans and objectives; and
•	expectations of future results, performance, milestones, achievements, prospects, opportunities, or the market in which we operate.

In addition, any statements that refer to expectations, intentions, projections, or other characterizations of future events or circumstances contain forward-looking information. Forward-looking information is based on certain assumptions and analyses made by the Corporation in light of the experience and perception of historical trends, current conditions, and expected future developments and other factors it believes are appropriate and are subject to risks and uncertainties. Although we believe that the assumptions underlying these statements are reasonable, they may prove to be incorrect, and we cannot assure that actual results will be consistent with this forward-looking information. Given these risks, uncertainties, and assumptions, prospective purchasers of Securities should not place undue reliance on this forward-looking information. Whether actual results, performance, or achievements will conform to the Corporation’s expectations and predictions is subject to a number of known and unknown risks, uncertainties, assumptions, and other factors, including those listed under “Risk Factors”, which include:

•	the inherent uncertainty of product development including testing, research, pre-clinical studies, and clinical trials;
•	our requirement for additional financing;
•	our negative cash flow from operations;
•	our history of losses;
•	dependence on the success of our product candidates which may not generate revenue, if approved;
•	reliance on management, loss of members of management or other key personnel, or an inability to attract new management team members;
•	our ability to successfully design, initiate, execute, and complete clinical trials, including the high cost, uncertainty, and delay of clinical trials and additional costs associated with any failed clinical trials;
•	the uncertainty our investigational products will have a therapeutic benefit in the clinical indications we are pursuing;
•	potential equivocal or negative results from clinical trials and their adverse impacts on our future commercialization efforts;
•	our ability to receive and maintain regulatory exclusivities in multiple jurisdictions, including Orphan Drug/Medicine Designations/Approvals, for our product candidates;
•	delays in achievement of projected development goals;
•	management of additional regulatory burdens;
•	volatility in the market price for the Common Shares;
•	failure to protect and maintain and the consequential loss of intellectual property rights;
•	third-party claims relating to misappropriation by the Corporation of their intellectual property;
•	reliance on third parties to conduct and monitor our pre-clinical studies and clinical trials;
•	our product candidates being subject to controlled substance laws which may vary from jurisdiction to jurisdiction;
•	changes in laws, regulations, and guidelines relating to our business, including tax and accounting requirements;
•	our reliance on research regarding the medical benefits, viability, safety, efficacy, and dosing of our product candidates;
•	claims for personal injury or death arising from the use of our future products and product candidates;
•	uncertainty relating to market acceptance of our product candidates, if approved;
•	our lack of experience in commercializing any products, including selling, marketing, or distributing pharmaceutical products;
•	securing third-party payor reimbursement for our product candidates, if approved;
•	the level of pricing and reimbursement for our product candidates, if approved;
•	our dependence on contract manufacturers;
•	unsuccessful collaborations with third parties;
•	business disruptions affecting third-party suppliers and manufacturers;
•	delays in the timing of regulatory authority decision-making, actions, and meetings as a result of workforce re-
•	alignment, and potentially significant reductions in workforce or other resources, including at the United States Food and Drug Administration (“U.S. FDA”) and other U.S. federal agencies;
•	lack of control in future production and selling prices of our product candidates, if approved;
•	competition in our industry;
•	our inability to develop new technologies and products and the obsolescence of existing technologies and products;
•	unfavorable publicity or consumer perception towards any products for which we receive marketing authorization;
•	product liability claims and product recalls;
•	inability to expand our business to other jurisdictions;
•	fraudulent activities of employees, contractors, and consultants;
•	our reliance on key inputs and their related costs;
•	difficulty associated with forecasting demand for products;
•	operating risk and insurance coverage;
•	our inability to manage growth;
•	conflicts of interest among our officers and directors;

•	managing damage to our reputation and third-party reputational risks;
•	relationships with customers and third-party payors and consequential exposure to applicable anti-kickback, fraud, and abuse and other healthcare laws;
•	exposure to information systems security threats;
•	no dividends for the foreseeable future;
•	future sales of Common Shares by existing shareholders causing the market price for the Common Shares to fluctuate;
•	the issuance of Common Shares in the future causing dilution;
•	events outside of our control could adversely affect our operations;
•	our ability to remediate any material weakness in our internal control over financial reporting;
•	global geo-political events, and the responses of governments having a significant effect on the world economy; and
•	failure to meet regulatory or ethical expectations on environmental impact, including climate change.

If any of these risks or uncertainties materialize, or if assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those anticipated in the forward-looking information.

Although the Corporation has attempted to identify important factors that could cause actual actions, events, or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events, or results not to be as anticipated, estimated, or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated. The Corporation does not undertake to update forward-looking information if circumstances or management estimates, assumptions or opinions should change, except as required by applicable law. The reader is cautioned not to unduly rely on forward-looking information.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this Prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunities, and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys, and forecasts), and management studies and estimates.

Unless otherwise indicated, our estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and include assumptions made by us which we believe to be reasonable based on our knowledge of our industry and markets. Although Cardiol believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Our internal research and assumptions have not been verified by any independent source, and we have not independently verified any third-party information. While we believe the market position, market opportunity, and market share information included in this Prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”. For the avoidance of doubt, nothing stated in this section operates to relieve Cardiol from liability for any misrepresentation contained in this Prospectus under applicable Canadian securities laws.

TRADEMARKS AND TRADE NAMES

This Prospectus includes trademarks and trade names, such as “Cardiol”, and “CardiolRx”, which are protected under applicable intellectual property laws and are the property of the Corporation. All other trademarks used in this Prospectus are the property of their respective owners.

ENFORCEMENT OF CANADIAN JUDGMENTS AGAINST FOREIGN PERSONS

Five of our directors reside outside of Canada and at the time of filing the final short form base shelf prospectus they will each appoint the following agent for service of process:

Name of Person	Name and Address of Agent
Dr. Guillermo Torre-Amione	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Dr. Timothy Garnett	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Colin Stott	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Jennifer Chao	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Teri Loxam	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued, or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is governed by the laws of Ontario and its principal place of business is outside the United States. The majority of the directors and officers of the Corporation and the experts named under “Interest of Experts” herein are resident outside of the United States and a substantial portion of the Corporation’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.

The Corporation filed with the SEC, concurrently with the U.S. Registration Statement (as defined below), an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed C T Corporation System, with an address at 1015 15th Street N.W., Suite 1000, Washington, D.C., 20005, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Securities under the U.S. Registration Statement (as defined below).

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All references to “$” or “dollars” in this Prospectus are to Canadian dollars, unless otherwise indicated. The following table sets out the high and low rates of exchange for one United States dollar expressed in Canadian dollars during each of the following periods, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods, each based on the rate of exchange published by the Bank of Canada for conversion of United States dollars into Canadian dollars.

	Six Months Ended		Year Ended
	June 30, 2026	June 30, 2025	December 31, 2025	December 31, 2024
Highest rate during the period	1.4234	1.4603	1.4603	1.4416
Lowest rate during the period	1.3515	1.3558	1.3558	1.3316
Average rate for the period	1.3781	1.4094	1.3978	1.3698
Rate at the end of the period	1.4210	1.3643	1.3706	1.4389

On September 14, 2026, the last banking day prior to the date of this Prospectus, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 equals $1.3909. No representation is made that United States dollars could be converted into Canadian dollars at that rate or any other rate.

FINANCIAL INFORMATION

Financial statements included or incorporated by reference herein have been prepared in accordance with IFRS as issued by the IASB and may not be comparable to financial statements of United States companies. Our financial statements are subject to audit in accordance with Canadian generally accepted auditing standards and/or the standards of the PCAOB and our auditor is subject to both Canadian auditor independence standards and the auditor independence standards of the PCAOB and the SEC.

WHERE TO FIND ADDITIONAL INFORMATION

This Prospectus is part of a registration statement on Form F-10 (the “U.S. Registration Statement”) that the Corporation has filed with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities. Under the U.S. Registration Statement, the Corporation may, from time to time, sell Securities described in this Prospectus in one or more offerings up to an aggregate offering amount of US $150,000,000. This Prospectus, which forms a part of the U.S. Registration Statement, provides you with a general description of the Securities that the Corporation may offer and does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement, as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the U.S. Registration Statement.” Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Corporation sells Securities under U.S. Registration Statement, the Corporation will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described under the heading “Documents Incorporated by Reference.” This Prospectus does not contain all of the information set forth in the U.S. Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, or the schedules or exhibits that are part of the U.S. Registration Statement. Investors in the United States should refer to the U.S. Registration Statement and the exhibits thereto for further information with respect to the Corporation and the Securities.

The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), in addition to the continuous disclosure requirements under applicable Canadian securities laws. In accordance with such requirements, we will file reports and other information with the SEC and with securities regulatory authorities in Canada. Under the MJDS, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act.

Reports and other information filed by us with, or furnished to, the SEC may be accessed on the SEC’s website at www.sec.gov. You may read and download any public document that we have filed with securities commission or similar regulatory authorities in Canada, on SEDAR+ at www.sedarplus.ca.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada (collectively, the “Commissions”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at 2265 Upper Middle Road East, Suite 602, Oakville, Ontario L6H 0G5, tel.: (289) 910-0850. These documents are also available through the internet on SEDAR+, which can be accessed online at www.sedarplus.ca.

The following documents of the Corporation, filed by the Corporation with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form dated March 31, 2026 (the “Annual Information Form”) for the year ended December 31, 2025;

(b)	the audited financial statements for the years ended December 31, 2025, and December 31, 2024, together with the related notes and auditors’ report dated March 31, 2026;

(c)	the management’s discussion and analysis for the year ended December 31, 2025 (the “Annual MD&A”);

(d)	the management information circular dated May 7, 2026, for the annual meeting of shareholders of the Corporation held on June 24, 2026;

(e)	the material change report dated January 26, 2026, filed with respect to the Corporation’s announcement that it entered into an agreement with Canaccord Genuity Corp. in connection with the private placement of units of the Corporation for gross proceeds of $13.5 million;

(f)	the unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2026, together with its related notes; and

(g)	the management’s discussion and analysis for the three and six months ended June 30, 2026 (the “Interim MD&A”).

Any document of the types referred to in the preceding paragraph (excluding press releases and confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 – Short Form Prospectus Distributions that are filed by the Corporation with the Commissions after the date of this Prospectus and prior to the termination of an Offering under any Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus.

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including those types of documents referred to above and press releases issued by the Corporation specifically referencing incorporation by reference into this Prospectus, if filed by the Corporation with the Commissions after the date of this Prospectus and before the expiry of this Prospectus, are deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q, or Form 8-K (or any respective successor form) that is filed with or furnished by the Corporation to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference in, or as an exhibit to, the U.S. Registration Statement of which this Prospectus forms a part. The Corporation may also incorporate other information filed with or furnished to the SEC under the U.S. Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an Offering will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the Offering covered by that Prospectus Supplement.

Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of our financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

Reference to the Corporation’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Corporation disclaims any such incorporation by reference.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the U.S. Registration Statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:

i.	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

ii.	the consent of BDO Canada LLP, the Corporation’s independent auditor;

iii.	the powers of attorney from certain of the Corporation’s directors and officers;

iv.	the form of debt indenture;

v.	a filing fee table.

A copy of the form of any applicable warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

SUMMARY DESCRIPTION OF THE BUSINESS

Overview of the Corporation

The Corporation is a late-stage life sciences company focused on advancing the development of anti-inflammatory and anti-fibrotic therapies for heart disease. The Corporation’s lead small-molecule drug candidate, CardiolRx™, modulates inflammasome pathway activation, an intracellular innate immune system response known to play an important role in the development and progression of inflammation and fibrosis associated with pericarditis, myocarditis, and heart failure.

The MAVERIC Program is evaluating CardiolRx™ for the treatment of recurrent pericarditis, an inflammatory disease of the pericardium associated with symptoms including debilitating chest pain, shortness of breath, and fatigue, which can lead to physical limitations, reduced quality of life, emergency department visits, and hospitalizations. The program comprises the completed Phase II MAVERIC study (NCT05494788) and the ongoing pivotal Phase III MAVERIC trial (NCT06708299). The U.S. FDA has granted Orphan Drug Designation to CardiolRx™ for the treatment of pericarditis, including recurrent pericarditis.

The ARCHER Program also studied CardiolRx™ in acute myocarditis—an important cause of acute and fulminant heart failure in young adults and a leading cause of sudden cardiac death in individuals under 35 years of age. The program comprises the completed Phase II ARCHER study (NCT05180240), which evaluated the safety, tolerability, and efficacy of CardiolRx™ in this patient population.

The Corporation is also developing CRD-38, a novel, subcutaneously administered drug formulation intended for the treatment of inflammatory heart disease, including heart failure—a leading cause of death and hospitalization in the developed world, with associated healthcare costs in the United States exceeding US$30 billion per year.1

Further information regarding the Corporation and its business is set out in the Annual Information Form and the materials incorporated by reference herein. See “Documents Incorporated by Reference”.

RECENT DEVELOPMENTS

On July 14, 2026, the Corporation announced the publication of its Phase II MAVERIC study results in the Journal of the American Heart Association.

Timing and Expenditures for Programs as at June 30, 2026

Program	Original Target Date(5)	Revised Target Date as of June 30, 2026	Cumulative Expenses Incurred to June 30, 2026 ($) (4)	Original Estimated Costs ($) (6)	Estimated Remaining Costs as of June 30, 2026 ($)
MAVERIC Program – Phase III trial	Q2 2026	Q3 2026	9,500,000	12,000,000	5,000,000	Note 1
CRD-38 Program – IND-enabling studies	H2 2026	H1 2027	1,400,000	2,000,000	4,000,000	Note 2
ARCHER Program – Next steps being assessed	N/A	N/A	N/A	N/A	N/A	Note 3

Notes:

(1) The Corporation has continued the expansion of its pivotal Phase III MAVERIC trial in the United States, with the planned activation of additional clinical centers. Phase III MAVERIC expenses increased to $1,708,158 and $3,987,592, respectively, for the three and six months ended June 30, 2026, as additional trial sites were activated and recruitment accelerated versus the three and six months ended June 30, 2025, expenses of $924,114 and $1,878,409, respectively. Target recruitment is anticipated by the end of Q3 2026 to accommodate patient enrollment from additional clinical sites. If the Phase III MAVERIC trial meets its objectives, the details of next steps will be determined in consultation with regulatory agencies and the Corporation’s external clinical advisors. Based on a successful end-of-Phase II meeting with the U.S. FDA and subject to Phase III MAVERIC outcomes, Cardiol believes the results from Phase III MAVERIC will support a New Drug Application. The Corporation may involve a pharmaceutical industry partner to fund commercialization of CardiolRx™ for the treatment of recurrent pericarditis.

(2) The Corporation is currently conducting additional formulation optimization studies as well as Investigational New Drug (“IND”)-enabling studies necessary to support a future IND application with the U.S. FDA to initiate first-in-human Phase I clinical studies. CRD-38 expenses increased to $579,982 and $1,404,684, respectively, for the three and six months ended June 30, 2026, as IND-enabling studies were initiated and formulation optimization studies continued, versus the three and six months ended June 30, 2025, expenses of $205,305 and $400,464, respectively. If Cardiol determines that the IND-enabling studies meet its objectives, next steps related to the clinical development of CRD-38 will be assessed in consultation with external clinical advisors and regulatory agencies. The total cost and timeline to complete the next steps of the clinical development program cannot be determined at this stage as this will depend on a variety of factors. The Corporation may involve a commercial partner from the pharmaceutical industry to fund the clinical development and commercialization of CRD-38.

(3) ARCHER expenses decreased to $61,475 and $131,466, respectively, for the three and six months ended June 30, 2026, versus the three and six months ended June 30, 2025, expenses of $592,413 and $1,525,323, respectively, as the study was completed and reported results in 2025. The Corporation is reviewing the full Phase II ARCHER results with key opinion leaders in myocarditis and heart failure, regulatory agencies, and representatives from the pharmaceutical industry to determine next steps. Following these discussions, the Corporation will provide an update regarding the timeline for completing potential additional clinical development programs based on the ARCHER data, as well as associated costs—all of which will depend on a variety of factors. The Corporation may involve a pharmaceutical industry partner to support additional clinical development and commercialization of CardiolRx™ and CRD-38 for the treatment of myocarditis, and other inflammatory cardiac conditions including heart failure.

1 Tsao CW et al.; American Heart Association Council on Epidemiology and Prevention Statistics Committee and Stroke Statistics Subcommittee. Heart Disease and Stroke Statistics-2023 Update: A Report From the American Heart Association. Circulation. 2023 Jan 25.

(4) Expenses incurred represent cumulative expenditures on the current stage of each program. Program expenditures comprise external contract research and regulatory costs and exclude salaries and benefits and share-based compensation, which are not allocated by program. For MAVERIC, this reflects expenditures on the Phase III study. For CRD-38, this reflects expenditures on the current formulation optimization and IND-enabling studies. As next steps for the ARCHER Program remain under review, there is no current stage in respect of which expenditures are presented.

(5) The original target date for the Phase III MAVERIC trial was disclosed in the 2024 Annual MD&A; the original target date for the CRD-38 Program was disclosed in the 2025 Annual MD&A.

(6) The original cost estimate for the Phase III MAVERIC was disclosed in the 2024 Annual MD&A; the original cost estimate for the CRD-38 Program was disclosed in the 2025 Annual MD&A.

Variances in General and Administrative Expenses for Three and Six Months Ended June 30, 2026

	Three months ended June 30, 2026 ($)	Three months ended June 30, 2025 ($)	Six months ended June 30, 2026 ($)	Six months ended June 30, 2025 ($)
Administration	1,533,319	1,261,892	2,684,139	2,621,553
Depreciation of equipment	11,546	25,469	38,255	50,456
Corporate communications and Investor Relations	863,807	569,298	1,324,430	1,217,143
Salaries and benefits	771,561	737,056	2,928,487	2,449,175
Regulatory	141,819	122,636	212,764	211,329
Share-Based Compensation - Admin	1,419,812	2,228,126	2,311,172	3,066,472
Total General and Administrative Expenses	4,741,864	4,944,477	9,499,247	9,616,128

General and administration expenses slightly decreased to $9,499,247 for the six months ended June 30, 2026, compared to $9,616,128 for the six months ended June 30, 2025. The decrease was primarily due to a decrease in non-cash share-based compensation, partially offset by an increase in salaries and benefits. Share-based compensation fluctuates with the number, grant date and vesting terms of awards issued, and the decrease reflects the vesting profile of awards granted in the current and prior periods. Salaries and benefits increased as the Corporation expanded its operations. No other component of general and administration expenses varied by a material amount during the period.

General and administration expense slightly decreased to $4,741,864 for the three months ended June 30, 2026, compared to $4,944,477 for the three months ended June 30, 2025. The decrease was primarily due to a decrease in non-cash share-based compensation, partially offset by an increase in corporate communications, marketing, and investor relations and administration. Share-based compensation fluctuates with the number, grant date and vesting terms of Awards issued, and the decrease reflects the vesting profile of Awards granted in the current and prior periods. Corporate communications, marketing, and investor relations increased as the Corporation expanded its investor outreach activities commensurate with improving capital markets. Administration increased mainly as a result of a one-time consultant cost. No other component of general and administration expenses varied by a material amount during the period.

Use of Proceeds from Prior Offerings as of June 30, 2026

On October 10, 2024, the Corporation completed an offering (the “October 2024 Offering”) of 9,703,125 Common Shares for net proceeds of US$14,112,500 pursuant to a prospectus supplement dated October 8, 2024 (the “October 2024 Prospectus”). The following table compares the disclosure the Corporation previously made in the October 2024 Prospectus about how the Corporation intended to use the proceeds from the October 2024 Offering at that time compared to the Corporation’s actual use of proceeds from the October 2024 Offering as at June 30, 2026 and accounts for any variances between the two sets of disclosure. Figures in the below are translated to CAD from USD at a rate of 1.42.

	Anticipated Use of Proceeds(1)	Actual Use of Proceeds as at June 30, 2026
Support the clinical development of CardiolRx™ for the treatment of recurrent pericarditis	$20,036,022	$9,500,000
General and administrative expenses, working capital and other research and development expenses		$8,036,222

(1) The Corporation was not able to provide further details on the intended use of proceeds for the October 2024 Offering in the October 2024 Prospectus because, at the time of filing, the Corporation was waiting on delivery of the full trial results for Phase II MAVERIC program.

The Corporation may reallocate the remaining net offering proceeds from the October 2024 Offering depending upon its growth strategy relative to market and other conditions in effect at the time.

Timing and Expenditures for Programs as at December 31, 2025

Program	Original Target Date(5)	Target Date as of December 31, 2025	Cumulative Expenses Incurred to December 31, 2025 ($) (4)	Original Estimated Costs ($) (6)	Estimated Remaining Costs as of December 31, 2025 ($)
MAVERIC Program – Phase III trial	Q2 2026	Q2 2026	5,500,000	12,000,000	8,000,000	Note 1
CRD-38 Program – IND-enabling studies	H2 2026	H2 2026	N/A	2,000,000	2,000,000	Note 2
ARCHER Program – Next steps being assessed	N/A	N/A	N/A	N/A	N/A	Note 3

Notes:

(1) The Corporation initiated and has continued the progression of its pivotal Phase III MAVERIC trial. MAVERIC Program expenses increased to $1,632,824 and $6,301,699, respectively, for the three and twelve months ended December 31, 2025 (including $nil and $794,680, respectively, for the Phase II MAVERIC study), as the Phase II trial was closed down and Phase III trial sites were activated and recruitment initiated versus the three and twelve months ended December 31, 2024, expenses of $1,174,502 and $3,041,331, respectively, related to the completion and reporting of results of the Phase II MAVERIC study. If the Phase III MAVERIC trial meets its objectives, the details of next steps will be determined in consultation with regulatory agencies and the Corporation’s external clinical advisors. Based on a successful end-of-Phase II meeting with the U.S. FDA and subject to Phase III MAVERIC outcomes, Cardiol believes the results from Phase III MAVERIC will support a New Drug Application. The Corporation may involve a pharmaceutical industry partner to fund commercialization of CardiolRx™ for the treatment of recurrent pericarditis.

(2) The Corporation is initiating Investigational New Drug (“IND”)-enabling studies necessary to support a future IND application with the U.S. FDA to initiate first-in-human Phase I clinical studies. If Cardiol determines that the IND-enabling studies meet its objectives, next steps related to the clinical development of CRD-38 will be assessed in consultation with external clinical advisors and regulatory agencies. The total cost and timeline to complete the next steps of the clinical development program cannot be determined at this stage as this will depend on a variety of factors. The Corporation may involve a commercial partner from the pharmaceutical industry to fund the clinical development and commercialization of CRD-38.

(3) ARCHER expenses decreased to $95,682 and $2,172,189, respectively, for the three and twelve months ended December 31, 2025, versus the three and twelve months ended December 31, 2024, expenses of $1,227,276 and $5,310,037, respectively, as the study was completed and reported results in 2025. The Corporation is reviewing the full Phase II ARCHER results with key opinion leaders in myocarditis and heart failure, regulatory agencies, and representatives from the pharmaceutical industry to determine next steps. Following these discussions, the Corporation will provide an update regarding the timeline for completing potential additional clinical development programs based on the ARCHER data, as well as associated costs—all of which will depend on a variety of factors. The Corporation may involve a pharmaceutical industry partner to support additional clinical development and commercialization of CardiolRx™ and CRD-38 for the treatment of myocarditis, and other inflammatory cardiac conditions including heart failure.

(4) Expenses incurred represent cumulative expenditures on the current stage of each program. Program expenditures comprise external contract research and regulatory costs and exclude salaries and benefits and share-based compensation, which are not allocated by program. For MAVERIC, this reflects expenditures on the Phase III study. For CRD-38, no expenditures were incurred on the current IND-enabling studies. As next steps for the ARCHER Program remain under review, there is no current stage in respect of which expenditures are presented.

(5) The original target date for the Phase III MAVERIC trial was disclosed in the 2024 Annual MD&A; the original target date for the CRD-38 Program was disclosed in the 2025 Annual MD&A.

(6) The original cost estimate for the Phase III MAVERIC was disclosed in the 2024 Annual MD&A; the original cost estimate for the CRD-38 Program was disclosed in the 2025 Annual MD&A.

Variances in General and Administrative Expenses for Three and Twelve Months Ended December 31, 2025

	Three months ended December 31, 2025 ($)	Three months ended December 31, 2024 ($)	Twelve months ended December 31, 2025 ($)	Twelve months ended December 31, 2024 ($)
Administration	1,324,908	1,292,487	5,103,790	4,956,804
Depreciation of equipment	25,976	48,492	101,983	162,755
Amortization of intangible assets	-	-	-	210,358
Corporate communications and Investor Relations	760,324	863,629	2,476,628	3,717,030
Salaries and benefits	624,877	690,170	3,827,178	3,749,815
Regulatory	174,284	27,406	449,984	551,297
Share-Based Compensation - Admin	2,377,816	2,838,371	8,338,272	12,916,462
Total General and Administrative Expenses	5,288,185	5,760,555	20,297,835	26,264,521

General and administration expenses decreased to $20,297,835 for the year ended December 31, 2025, compared to $26,264,521 for the year ended December 31, 2024. The decrease was primarily due to a decrease in non-cash share-based compensation and corporate communications, marketing, and investor relations. Share-based compensation fluctuates with the number, grant date and vesting terms of awards issued, and the decrease reflects the vesting profile of awards granted in the current and prior periods. Corporate communications, marketing, and investor relations decreased as the Corporation slowed its investor outreach activities commensurate with declining capital markets. No other component of general and administration expenses varied by a material amount during the period.

General and administration expenses decreased to $5,288,185 for the three months ended December 31, 2025, compared to $5,760,555 for the three months ended December 31, 2024. The decrease was primarily due to a decrease in non-cash share-based compensation. Share-based compensation fluctuates with the number, grant date and vesting terms of Awards issued, and the decrease reflects the vesting profile of Awards granted in the current and prior periods. No other component of general and administration expenses varied by a material amount during the period.

Use of Proceeds from Prior Offerings as of December 31, 2025

On October 10, 2024, the Corporation completed the October 2024 Offering pursuant to the October 2024 Prospectus. The following table compares the disclosure the Corporation previously made in the October 2024 Prospectus about how the Corporation intended to use the proceeds from the October 2024 Offering at that time compared to the Corporation’s actual use of proceeds from the October 2024 Offering as at December 31, 2025 and accounts for any variances between the two sets of disclosure. Figures in the below are translated to CAD from USD at a rate of 1.37.

	Anticipated Use of Proceeds(1)	Actual Use of Proceeds as at December 31, 2025
Support the clinical development of CardiolRx™ for the treatment of recurrent pericarditis	$19,320,013	$5,500,000
General and administrative expenses, working capital and other research and development expenses		$7,320,013

(1) The Corporation was not able to provide further details on the intended use of proceeds for the October 2024 Offering in the October 2024 Prospectus because, at the time of filing, the Corporation was waiting on delivery of the full trial results for Phase II MAVERIC program.

The Corporation may reallocate the remaining net offering proceeds from the October 2024 Offering depending upon its growth strategy relative to market and other conditions in effect at the time.

PLAN OF DISTRIBUTION

Cardiol, having considered its business objectives and milestones and the dollar value of securities that it reasonably expects to distribute within 25-month period, has determined to set the aggregate initial offering price of any securities issued under this Prospectus at US $150,000,000. The Corporation acknowledges that this amount exceeds the aggregate amount of the estimated costs of its disclosed milestones. The Corporation has nonetheless decided to proceed with the Prospectus of this size for a number of reasons, including: (i) Cardiol will be required to file a prospectus supplement for any warrant shares issuable in connection with a unit offering, including for the US $16,791,875 of shares and warrants previously issued, if one is undertaken pursuant to this Prospectus, thus further reducing the available space under the Prospectus; (ii) the development of pharmaceutical product candidates is subject to significant inherent uncertainty, and the amount and timing of the Corporation’s capital requirements may differ materially from these expectations, factors substantially outside the Corporation’s control may require additional expenditures, or the acceleration of expenditures, relative to its current plans; (iii) positive data may itself create capital requirements not reflected in the milestones set out herein, favourable results in an ongoing study may support expansion into additional indications, the initiation of confirmatory or registrational studies, the earlier commencement of a subsequent trial than currently contemplated, investment in manufacturing scale-up and commercial supply, regulatory submissions in one or more jurisdictions, and the build-out of pre-commercial capabilities; and (iv) Cardiol may also identify opportunities to in-license, acquire or otherwise invest in complementary product candidates, technologies or businesses. Please see below under the subheading “Milestones and Business Objectives” for a discussion of some of the quantitative factors that may increase the Corporation’s cost requirements.

We may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. Each Prospectus Supplement relating to a particular offering of Securities will set forth the terms of the applicable Offering, including (a) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered, and the method of distribution; (b) the name or names of any underwriters, dealers, or agents involved in the offering of Securities; (c) the purchase price or prices of the Securities offered thereby and the proceeds to, and the expenses borne by, the Corporation from the sale of the Securities; (d) any commission, underwriting discount and other items constituting compensation payable to underwriters, dealers, or agents; and (e) any discounts or concessions allowed or re-allowed or paid to underwriters, dealers, or agents. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by us or our subsidiaries. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, securities, cash and assumption of liabilities. To the extent there are any Secondary Offerings, the aggregate amount of Securities that may be offered and sold by the Corporation hereunder shall be reduced by the aggregate amount of such Secondary Offerings.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions”. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with an offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Only underwriters, dealers, or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers, or agents in connection with the Securities offered thereby. If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed upon by the parties and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. If agents are used in an offering, unless otherwise indicated in the applicable Prospectus Supplement, such agents will be acting on a “best efforts” basis for the period of their appointment. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters, dealers, or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers, or agents with whom the Corporation enters into agreements may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

Any offering of Debt Securities, Subscription Receipts, Warrants, or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants, or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Subscription Receipts, Warrants, or Units may be sold, and purchasers may not be able to resell Debt Securities, Subscription Receipts, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Debt Securities, Subscription Receipts, Warrants, or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation. Subject to applicable laws, certain dealers may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in these Securities or as to the liquidity of the trading market, if any, for these Securities.

No underwriter or dealer involved in an “at-the-market distribution” as defined under the applicable Canadian securities legislation, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer will over-allot these Securities in connection with an offering of these Securities or effect any other transactions that are intended to stabilize the market price of the Securities.

In connection with any offering of Securities, other than an “at-the-market distribution”, subject to applicable laws, the underwriters, dealers, or agents, as the case may be, may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.

USE OF PROCEEDS

Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used to advance our business objectives and for general corporate purposes, including funding ongoing operations and/or working capital requirements, repaying indebtedness outstanding from time to time, discretionary capital programs, and potential future acquisitions. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

The Corporation had negative operating cash flow in recent years and generated negative cash flows from operating activities during its most recent year-ended December 31, 2025. To the extent that the Corporation has negative cash flow in future periods, the Corporation may need to deploy a portion of proceeds from Offerings to fund such negative cash flow. See the Annual Information Form, the Annual MD&A, and the Interim MD&A under “Risk Factors”.

Cardiol does not have any specific planned acquisitions at this time, including any that would meet the definition of a “probable” acquisition as defined within Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations.

All expenses relating to an Offering and any compensation paid to underwriters, dealers, or agents, as the case may be, will be paid out of the proceeds from the sale of such Securities, unless otherwise stated in the applicable Prospectus Supplement.

Milestones and Business Objectives

The table below sets forth certain of the Corporation’s milestones and business objectives and the estimated timeframe for completion and estimated costs to complete those milestones and business objectives. The material factors or assumptions used to develop the estimated costs disclosed in the table below are included under the heading “Forward Looking Information” and “Risk Factors”. The actual amount that the Corporation spends in connection with each of the intended milestones and business objectives will depend on several factors, including those listed under “Risk Factors” in or incorporated by reference in this Prospectus or unforeseen events.

Milestones and Business Objectives(1)	Estimated Timeframe for Completion(2)	Estimated Cost(4)
Complete Phase III study in recurrent pericarditis with CardiolRxTM(5), (6)	H1 2027	$5,000,000
Complete New Drug Application	TBD(7)	$5,000,000
Advance IND-enabling work for CRD-38(5), (8)	H1 2027	$4,000,000
Complete Phase I study with CRD-38	H2 2027	$3,000,000
Initiate Phase II study with CRD-38	TBD(3)	$10,000,000

Notes:

(1) There may be circumstances where, for sound business reasons, the Corporation reallocates the funds or determines not to proceed with a milestone.

(2) The total expenditure may be incurred by the Corporation after the relevant period that is indicated as the target timeframe for completion.

(3) If the Corporation determines that the study has met its objectives, it currently expects to undertake the next steps in its clinical development program, which would consist of a larger clinical study, the details of which will be determined in conjunction with its external clinical advisors and regulatory agencies. The timeline to complete this clinical development program cannot be determined at this stage as this will depend on a variety of factors.

(4) The estimated costs above exclude an estimated $2,500,000 – $3,000,000 per quarter of cash general and administrative costs. Significant components of general and administrative costs include administration costs, insurance; professional fees; regulatory costs; corporate communications and investor relations; and salaries and benefits. The undertaking of any additional programs or the establishment of commercial capabilities would also require a corresponding increase in general and administrative expenditures beyond current estimated levels. The foregoing estimate of general and administrative costs reflects cash amounts only and do not include non-cash components like share-based compensation.

(5) The Corporation considers these to be its next significant milestones. The Corporation currently has sufficient non-contingent financial resources to fund operations and capital requirements associated with achieving these milestones. Additional milestones noted in this table may require further financing, which may come from licensing arrangements, research and commercial development partnerships, government grants, and/or corporate finance arrangements.

(6) In April 2026, the Corporation announced that the MAVERIC trial had exceeded 75% of its patient enrollment objective and the Corporation awaits the completion of 100% enrollment.

(7) If the MAVERIC trial meets its objectives, the details of next steps will be determined in consultation with regulatory agencies and the Corporation’s external clinical advisors. Based on a successful end-of-Phase II meeting with the U.S. FDA and subject to MAVERIC outcomes, Cardiol believes the results from MAVERIC will support a New Drug Application. The Corporation may involve a pharmaceutical industry partner to fund commercialization of CardiolRx™ for the treatment of recurrent pericarditis. To the extent the Corporation does not enter into such an arrangement and based on the estimated commercialization expenditures of comparable companies launching therapies for rare cardiovascular indications, the Corporation estimates that costs related to establishing commercial capabilities for CardiolRx™ in the United States could be in the range of $40,000,000 to $50,000,000.

(8) The Corporation expects to complete formulations optimization work and preclinical toxicology studies sufficient to support the filing of an investigational new drug application.

In addition to the milestones and business objectives set out in the table above, Cardiol may allocate funds to the development of an additional orphan program or discovery research studies to be undertaken in new product candidates, the details of which will be determined in conjunction with its internal and external advisors. The development of an additional orphan program could range in cost from $10,000,000 to $30,000,000, depending on the indication selected, the stage at which the program is initiated, and whether clinical studies are conducted in one or more jurisdictions. The Corporation has not estimated the cost of discovery research. Expenditures of this nature depend on the product candidates or technologies identified, the terms on which they may be acquired or licensed, the stage of development at which they are acquired, and the capital available at the relevant time. Such opportunities cannot be predicted, may require significant capital, and may need to be funded on short notice.

Any decision relating to the commercialization of our product candidates will require compliance with applicable laws relating to drug manufacturing and distribution, including obtaining health regulatory approvals and other approvals in jurisdictions where our product candidates may be considered a “controlled substance”.

SELLING SECURITYHOLDERS

The Prospectus may also from time to time, relate to the Offering of Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Securityholders. The terms under which the Securities will be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any Secondary Offering by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each of the Selling Securityholders; (iii) the number of Securities being distributed for the accounts of each Selling Securityholders; (iv) the number of Securities to be beneficially owned, controlled, or directed by the Selling Securityholders after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities of the class or series; (v) whether such Securities are owned by the Selling Securityholders both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by such Selling Securityholder in the 12 months preceding the date of the Prospectus Supplement, the date or dates such Selling Securityholder acquired the Securities; (vii) if a Selling Securityholder acquired the Securities held by such Selling Securityholder in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to such Selling Securityholder in the aggregate and on a per Security basis; and (viii) the disclosure required by Item 1.11 of Form 44-101F1 – Short Form Prospectus, and, if applicable, each Selling Securityholder will file a non-issuer’s submission to jurisdiction form with the applicable Prospectus Supplement. No Selling Securityholder may distribute Securities pursuant to an “at-the-market distribution” in Canada.

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities.

CONSOLIDATED CAPITALIZATION

The following table sets forth the capitalization of the Corporation as at June 30, 2026, other than as modified by the footnotes at the base of the table below. Other than as described below, there has not been any material change in the share capital of the Corporation since June 30, 2026.

Designation	Authorized		Issued		As at June 30, 2026 (unaudited)
Cash and cash equivalents					$26,081,066
Share capital	Unlimited		115,884,728	(1)	$221,007,004
Warrants	10,074,039	(1)	10,074,039	(1)	$2,820,121
Contributed surplus	--		--		$30,175,187
Deficit	--		--		$(229,973,391)
Total Capitalization					$24,028,921

(1) Subsequent to June 30, 2026, the Corporation issued 4,775,717 Common Shares, including 3,085,000 Common Shares issued upon the exercise of warrants, 1,172,593 Common Shares issued upon the vesting and settlement of performance share units, 510,624 Common Shares issued upon the vesting and settlement of restricted share units, and 7,500 Common Shares issued upon the vesting and settlement of stock options.

PRICE RANGE AND TRADING VOLUME

Common Shares

The Common Shares are listed for trading on the TSX and the Nasdaq under the trading symbol "CRDL". The Common Shares commenced trading on the TSX on December 20, 2018, and on the Nasdaq on August 10, 2021. On September 14, 2026, the last trading day before the date of this Prospectus, the closing price of the Common Shares on the TSX was $2.77 per Common Share, and the closing price of the Common Shares on the Nasdaq was US$1.99 per Common Share.

The following tables set forth information relating to the trading of the Common Shares on the TSX for the periods indicated:

Month	High ($)	Low ($)	Trading Volume
September 1-14, 2026	3.23	2.70	2,825,870
August 2026	3.15	1.80	5,280,570
July 2026	1.85	1.37	2,234,316
June 2026	1.75	1.43	915,990
May 2026	1.92	1.68	1,047,223
April 2026	2.33	1.76	3,583,705
March 2026	1.92	1.22	3,552,163
February 2026	1.49	1.28	1,405,384
January 2026	1.57	1.28	1,554,201
December 2025	1.55	1.24	2,324,396
November 2025	1.63	1.35	1,686,709
October 2025	1.93	1.41	3,702,110
September 2025	1.65	1.43	2,747,822
August 2025	2.05	1.31	4,754,442
July 2025	2.17	1.56	2,675,750

The following tables set forth information relating to the trading of the Common Shares on the Nasdaq for the periods indicated:

Month	High (US$)	Low (US$)	Trading Volume
September 1-14, 2026	2.34	1.93	13,985,003
August 2026	2.28	1.21	31,407,722
July 2026	1.32	0.96	20,062,694
June 2026	1.27	1.00	7,828,481
May 2026	1.40	1.21	7,547,751
April 2026	1.71	1.28	15,988,202
March 2026	1.39	0.90	19,045,068
February 2026	1.10	0.93	6,873,992
January 2026	1.08	0.94	6,531,989
December 2025	1.12	0.88	13,277,781
November 2025	1.16	0.94	7,677,481
October 2025	1.38	0.99	17,873,568
September 2025	1.19	1.02	16,943,681
August 2025	1.49	0.94	28,692,118
July 2025	1.59	1.14	8,070,852

PRIOR SALES

During the 12 months preceding the date of this Prospectus, the Corporation has issued Common Shares at the following prices:

Date of Issuance	Number of Common Shares	Issuance Prices (CAN$)
July 29, 2025(2)	50,000	N/A
August 7, 2025(2)	10,067	N/A
August 8, 2025(2)	7,426	N/A
August 15, 2025(2)	50,000	N/A
August 15, 2025(1)	26,750	N/A

Date of Issuance	Number of Common Shares	Issuance Prices (CAN$)
August 18, 2025(1)	18,750		N/A
August 18, 2025(2)	298,000		N/A
August 20, 2025(2)	7,732		N/A
August 21, 2025(4)	1,236,363		N/A
August 26, 2025(4)	487,637		N/A
August 29, 2025(2)	13,158		N/A
August 29, 2025(1)	75,250		N/A
September 3, 2025(2)	300,000		N/A
September 4, 2025(2)	4,819		N/A
September 8, 2025(1)	110,002		N/A
September 22, 2025(4)	817,500		N/A
September 22, 2025(2)	7,813		N/A
September 25, 2025(4)	272,500		N/A
October 1, 2025(2)	36,534		N/A
October 1, 2025(1)	133,334		N/A
October 6, 2025(2)	6,997		N/A
October 7, 2025(2)	88,667		N/A
October 17, 2025	9,955,000	US$	1.00
October 20, 2025	1,470,000	US$	1.00
October 21, 2025(2)	310,000		N/A
October 23, 2025(2)	50,000		N/A
October 27, 2025(2)	8,152		N/A
November 7, 2025(2)	483,242		N/A
November 10, 2025(2)	100,000		N/A
November 18, 2025(2)	10,000		N/A
November 26, 2025(1)	20,300		N/A
December 5, 2025(2)	66,381		N/A
December 15, 2025(2)	14,643		N/A
December 31, 2025(2)	48,037		N/A
January 23, 2026	11,423,078	C$	1.30
January 29, 2026(2)	63,304		N/A
February 13, 2026(2)	73,641		N/A
March 3, 2026(2)	55,052		N/A
April 2, 2026(2)	42,680		N/A
April 6, 2026(2)	150,000		N/A
April 7, 2026(2)	218,197		N/A
April 9, 2026(4)	1,279,671		N/A
April 10, 2026(2)	300,000		N/A
April 10, 2026(1)	12,500		N/A
April 20, 2026(2)	19,806		N/A
April 22, 2026(5)	700,000	US$	1.35
April 24, 2026(5)	400,000	US$	1.35
April 27, 2026(5)	250,000	US$	1.35
May 1, 2026(2)	27,302		N/A
June 1, 2026(2)	53,313		N/A
June 5, 2026(2)	550,000		N/A
June 10, 2026(2)	9,175		N/A
July 2, 2026(2)	57,128		N/A
July 10, 2026(2)	9,524		N/A
July 13, 2026(1)	26,750		N/A
July 28, 2026(2)	200,000		N/A
August 4, 2026(2)	49,223		N/A
August 11, 2026(2)	100,000		N/A
August 11, 2026(4)	495,318		N/A
August 18, 2026(4)	206,369		N/A
August 18, 2026(1)	180,250		N/A

Date of Issuance	Number of Common Shares	Issuance Prices (CAN$)
August 18, 2026(5)	122,500	US$	1.35
August 18, 2026(3)	7,500	C$	1.61
August 19, 2026(1)	177,500		N/A
August 21, 2026(1)	42,624		N/A
August 21, 2026(5)	100,000	US$	1.35
August 27, 2026(1)	13,500		N/A
August 27, 2026(5)	825,000	US$	1.35
August 28, 2026(1)	70,000		N/A
August 28, 2026(5)	312,500	US$	1.35
August 31, 2026(5)	50,000	US$	1.35
September 2, 2026(2)	55,031		N/A
September 2, 2026(5)	1,500,000	US$	1.35
September 8, 2026(5)	175,000	US$	1.35
TOTAL	36,998,490		N/A

Notes:

(1) Common Shares issued pursuant to the exercise of restricted share units.

(2) Common Shares issued pursuant to the exercise of performance share units.

(3) Common Shares issued pursuant to the exercise of stock options.

(4) Common Shares issued pursuant to settlement of payables for performance share units.

(5) Common Shares issued pursuant to exercise of warrants.

During the 12 months preceding the date of this Prospectus, the Corporation has issued the following securities convertible into Common Shares at the following prices:

Date of Issuance	Type of convertible security	Number of convertible securities Issued	Exercise Prices
July 29, 2025(1)	Performance Share Units	50,000		N/A
August 12, 2025(1)	Performance Share Units	1,724,000		N/A
August 18, 2025(1)	Performance Share Units	298,000		N/A
September 1, 2025(1)	Performance Share Units	10,000		N/A
September 3, 2025(1)	Performance Share Units	326,000		N/A
September 4, 2025(1)	Performance Share Units	40,000		N/A
September 17, 2025(1)	Performance Share Units	1,090,000		N/A
September 30, 2025(1)	Restricted Share Units	147,242		N/A
October 1, 2025(1)	Performance Share Units	35,000		N/A
October 17, 2025(1)	Warrants	4,977,500	US$	1.35
October 20, 2025(1)	Warrants	735,000	US$	1.35
October 31, 2025(1)	Performance Share Units	2,000,000		N/A
November 7, 2025(1)	Performance Share Units	586,000		N/A
December 3, 2025(1)	Stock Options	2,620,000	C$	1.40
December 3, 2025(1)	Stock Options	490,000	US$	1.00
December 5, 2025(1)	Performance Share Units	65,000		N/A
December 30, 2025(1)	Restricted Share Units	189,021		N/A
December 31, 2025(1)	Performance Share Units	6,535		N/A
January 23, 2026(1)	Warrants	5,711,539	C$	1.75
February 12, 2026(1)	Performance Share Units	215,000		N/A
March 3, 2026(1)	Performance Share Units	8,342		N/A
March 27, 2026(1)	Performance Share Units	1,279,671		N/A
April 2, 2026(1)	Performance Share Units	567,075		N/A
April 10, 2026(1)	Performance Share Units	300,000		N/A
April 20, 2026(1)	Performance Share Units	5,906		N/A
June 1, 2026(1)	Performance Share Units	17,642		N/A
June 4, 2026(1)	Performance Share Units	400,000		N/A
June 30, 2026(1)	Restricted Share Units	105,238		N/A
July 2, 2026(1)	Performance Share Units	21,911		N/A
July 28, 2026(1)	Performance Share Units	300,000		N/A
August 4, 2026(1)	Performance Share Units	515,403		N/A

Date of Issuance	Type of convertible security	Number of convertible securities Issued	Exercise Prices
August 18, 2026(1)	Performance Share Units	200,000	N/A
September 1, 2026(1)	Performance Share Units	70,692	N/A
September 3, 2026(1)	Performance Share Units	50,000	N/A
TOTAL		25,157,717	N/A

Notes:

(1) Stock options, restricted share units, performance share units issued pursuant to the Corporation’s Omnibus Equity Incentive Plan. Each stock option, restricted share unit, performance share unit, and warrant is exercisable for one Common Share.

RISK FACTORS

An investment in Securities is subject to a number of risks that should be carefully considered by a prospective purchaser. Before deciding whether to invest in any Securities, prospective investors should carefully consider, in light of their own financial circumstances, the risks described in this Prospectus including the risks described in the documents incorporated by reference or deemed to be incorporated by reference in this Prospectus including in the applicable Prospectus Supplement, the Annual Information Form, the Annual MD&A, and the Interim MD&A under “Risk Factors”. See “Documents Incorporated by Reference”.

Risks Relating to the Offerings and the Securities

Our Common Shares are subject to market price volatility

The market price of Common Shares may be adversely affected by a variety of factors relating to the Corporation’s business, including fluctuations in the Corporation’s operating and financial results, the results of any public announcements made by the Corporation and its failure to meet analysts’ expectations. In addition, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of Common Shares for reasons unrelated to the Corporation’s performance. Additionally, the value of Common Shares is subject to market value fluctuations based upon factors that influence the Corporation’s operations, such as legislative or regulatory developments, competition, technological change, global capital market activity and changes in interest and currency rates. There can be no assurance that the market price of Common Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.

The Annual Information Form, Annual MD&A, and the Interim MD&A are incorporated by reference in this Prospectus and discuss, among other things, known material trends and events and risks or uncertainties that are reasonably expected to have a material effect on the Corporation’s business, financial condition or results of operations.

The market value of Common Shares may also be affected by the Corporation’s financial results and political, economic, financial, and other factors that can affect the capital markets generally, the stock exchanges on which Common Shares are traded and the market segments in which the Corporation is a part.

We may issue additional Common Shares in the future

The Corporation’s articles of incorporation and by-laws allow it to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as established by the Corporation’s board of directors, in many cases, without shareholder approval. The Corporation may issue additional Common Shares in future offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. The Corporation cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and may experience dilution in its earnings per share.

Forward looking information may prove to be inaccurate

Investors should not place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on the risks, assumptions and uncertainties can be found in this Prospectus under the heading “Forward-Looking Information”.

Securities or industry analysts may publish inaccurate or unfavorable research reports, stock price and trading volume could decline

The trading market for our Common Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Common Shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of our Corporation or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our share price and trading volume to decline.

We do not currently, and have no plans to, pay dividends on our Common Shares

Our current policy is to retain earnings to finance the development and enhancement of our product candidates and to otherwise reinvest in the Corporation. Therefore, we do not anticipate paying cash dividends on the Common Shares in the foreseeable future. Our dividend policy will be reviewed from time to time by our Board of directors in the context of our earnings, financial condition, and other relevant factors. Until the time that we do determine to pay dividends, which we might never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.

Holders of equity-based awards may be required to sell Common Shares for tax purposes

Holders of options, performance share units, restricted share units, deferred share units, and other share-based awards to purchase Common Shares may have an immediate income inclusion for tax purposes when they exercise these awards (that is, tax is not deferred until they sell the underlying Common Shares). As a result, these holders may need to sell Common Shares purchased on the exercise of these awards in the same year that they exercise. This might result in a greater number of Common Shares being sold in the public market, and fewer long-term holds of Common Shares by management and our employees.

We may use the proceeds of the Offering for purposes other than those set out in this Prospectus

The Corporation currently intends on allocating the net proceeds received from any Offerings as described under the heading “Use of Proceeds” in this Prospectus. However, the Corporation’s management will have discretion in the actual application of the proceeds and may elect to allocate proceeds differently from that described under the heading “Use of Proceeds” if it believes that it would be in the best interests of the Corporation to do so if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on the Corporation’s business.

Issuances of our equity securities in the future may result in dilution to current shareholders

Our articles of incorporation and by-laws allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as established by the Corporation’s Board of directors, in many cases, without shareholder approval. The Corporation may issue additional Common Shares in future offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. The Corporation cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and may experience dilution in its earnings per share.

As a foreign private issuer, the Corporation is subject to different U.S. securities laws and rules than a U.S. domestic issuer, which may limit the information publicly available to U.S. investors

The Corporation is a “foreign private issuer” under applicable U.S. federal securities laws, and is, therefore, not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the U.S. Exchange Act, the Corporation is subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, the Corporation does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Corporation is required to file with or furnish to the SEC the continuous disclosure documents that it is required to file in Canada under Canadian securities laws. In addition, the Corporation’s officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Corporation’s shareholders may not know on as timely a basis when the Corporation’s officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. As a foreign private issuer, the Corporation is exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements. The Corporation is also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While the Corporation complies with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the U.S. Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, the Corporation may not be required under the U.S. Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the U.S. Exchange Act. In addition, as a foreign private issuer, the Corporation has the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that the Corporation disclose the requirements it is not following and describe the Canadian practices it follows instead. The Corporation may in the future elect to follow home country practices in Canada with regard to certain corporate governance matters. As a result, the Corporation’s shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

The Corporation may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses to the Corporation

In order to maintain its status as a foreign private issuer, a majority of the Corporation’s Common Shares must be either directly or indirectly owned by non-residents of the U.S. unless the Corporation also satisfies one of the additional requirements necessary to preserve this status. The Corporation may in the future lose its foreign private issuer status if a majority of its Common Shares are held in the U.S. and if the Corporation fails to meet the additional requirements necessary to avoid loss of its foreign private issuer status. The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS. If the Corporation is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and would be required to file financial statements prepared in accordance with United States generally accepted accounting principles. In addition, the Corporation may lose the ability to rely upon exemptions from Nasdaq corporate governance requirements that are available to foreign private issuers.

The Corporation will cease to be an “emerging growth company,” which will increase its reporting and compliance obligations.

The Corporation currently qualifies as an “emerging growth company” as defined in Section 3(a) of the U.S. Exchange Act, and the Corporation will continue to qualify as an emerging growth company until the earliest to occur of: (a) the last day of the fiscal year during which the Corporation has total annual gross revenues of U.S.$1,235,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of the fiscal year of the Corporation following the fifth anniversary of the date of the first sale of common equity securities of the Corporation pursuant to an effective registration statement under the U.S. Securities Act; (c) the date on which the Corporation has, during the previous three-year period, issued more than U.S.$1,000,000,000 in non-convertible debt; and (d) the date on which the Corporation is deemed to be a “large accelerated filer”, as defined in Rule 12b-2 under the U.S. Exchange Act. The Corporation will qualify as a large accelerated filer (and would cease to be an emerging growth company) at such time when on the last business day of its second fiscal quarter of such year the aggregate worldwide market value of its common equity held by non-affiliates will be U.S.$700,000,000 or more. For so long as the Corporation remains an emerging growth company, it is permitted to and intends to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. The Corporation cannot predict whether investors will find the Common Shares less attractive because the Corporation relies upon certain of these exemptions. If some investors find the Common Shares less attractive as a result, there may be a less active trading market for the Common Shares and the Common Share price may be more volatile.

The Corporation expects to cease to qualify as an emerging growth company as of December 31, 2026, which will be the last day of the fiscal year following the fifth anniversary of the Corporation’s first sale of common equity securities pursuant to an effective registration statement under the U.S. Securities Act. Upon losing emerging growth company status, the Corporation will no longer be entitled to rely on certain exemptions and reduced disclosure requirements that are available to emerging growth companies. These accommodations currently include, among others, exemptions from certain disclosure obligations and the exemption from the requirement to obtain an auditor attestation report on the effectiveness of the Corporation’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. As a result, following the loss of emerging growth company status (presuming no other reporting accommodations are available to it), the Corporation will be required to comply with additional reporting, disclosure, governance and internal control requirements applicable to public companies that are not emerging growth companies.

Compliance with these additional requirements is expected to increase the Corporation’s legal, accounting, audit, insurance and other compliance expenses. In addition, the Corporation’s management and other personnel may be required to devote significant time and attention to these requirements, including the design, implementation, documentation, testing and assessment of internal control over financial reporting and disclosure controls and procedures. These obligations may divert management’s attention from the Corporation’s business, operations and strategic objectives.

The Corporation may be classified as a “passive foreign investment company” for U.S. federal income tax purposes, which would subject U.S. investors that hold the Corporation’s Common Shares to potentially significant adverse U.S. federal income tax consequences.

If the Corporation is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, U.S. investors holding the Corporation’s Common Shares generally will be subject, in that taxable year and all subsequent taxable years (whether or not the Corporation continued to be a PFIC), to certain adverse U.S. federal income tax consequences. The Corporation will be classified as a PFIC in respect of any taxable year in which, after taking into account its income and gross assets (including the income and assets of 25% or more owned subsidiaries), either (i) 75% or more of its gross income consists of certain types of “passive income” or (ii) 50% or more of the average quarterly value of its assets is attributable to “passive assets” (assets that produce or are held for the production of passive income).

Based upon the current and expected composition of the Corporation’s income and assets, the Corporation believes that it was a PFIC for the taxable year ended December 31, 2025, and expects that it may be a PFIC for the current taxable year. Because the Corporation’s PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of the Corporation’s assets and income, including the Corporation’s use of proceeds from this Offering, and the value of the Corporation’s assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, the Corporation may be a PFIC in any taxable year. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that the Corporation will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge the Corporation’s classification of certain income and assets as non-passive, which may result in the Corporation being or becoming a PFIC in the current or subsequent years.

If the Corporation is a PFIC for any year during a U.S. Holder’s (as defined in “Certain U.S. Federal Income Tax Considerations” below) holding period, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income ratably allocated over its holding period, and to pay an interest charge on the underpayment of tax attributable to such gain or distribution, unless the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to its Common Shares. A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Corporation’s net capital gain and ordinary earnings for any year in which the Corporation is a PFIC, whether or not the Corporation distributes any amounts to its shareholders. However, U.S. Holders should be aware that there can be no assurance that the Corporation will satisfy the record keeping requirements that apply to a QEF, or that the Corporation will supply U.S. Holders with information that such U.S. Holders require to report under the QEF Election rules, in the event that the Corporation is a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares. A U.S. Holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. Each U.S. Holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

DIVIDEND POLICY

We have not declared any dividends or distributions on the Common Shares since our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our operations and do not presently anticipate paying any dividends or distributions in the foreseeable future. Our board of directors may, however, declare from time to time such cash dividends or distributions out of the monies legally available for dividends or distributions as the board of directors considers advisable. Any future determination to pay dividends or make distributions will be at the discretion of the board of directors and will depend on our capital requirements, results of operations and such other factors as the board of directors considers relevant.

DESCRIPTION OF COMMON SHARES

Our authorized share capital consists of an unlimited number of Common Shares. As at the date of this Prospectus, 120,660,445 Common Shares are issued and outstanding.

Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Corporation. Shareholders are entitled upon liquidation, dissolution, or winding-up of the Corporation to receive the remaining assets of the Corporation available for distribution to shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities. The following sets forth certain general terms and provisions of Debt Securities. The particular terms and provisions of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.

The Debt Securities may be issued in series under one or more trust indentures to be entered into between the Corporation and a financial institution to which the Trust and Loan Companies Act (Canada) applies or a financial institution organized under the laws of any province of Canada and authorized to carry on business as a trustee. Each such trust indenture, as supplemented or amended from time to time, will set out the terms of the applicable series of Debt Securities. The statements in this Prospectus relating to any trust indenture and the Debt Securities to be issued under it are summaries of anticipated provisions of an applicable trust indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such trust indenture, as applicable.

Each trust indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. Any Prospectus Supplement for Debt Securities will contain the terms and other information with respect to the Debt Securities being offered, including (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities, (ii) the currency for which the Debt Securities may be purchased and the currency in which the principal and any interest are payable, (iii) the percentage of the principal amount at which such Debt Securities will be issued, (iv) the date or dates on which such Debt Securities will mature, (v) the rate or rates at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any), (vi) the dates on which any such interest will be payable and the record dates for such payments, (vii) any redemption term or terms under which such Debt Securities may be defeased, (viii) any exchange or conversion terms, and (ix) any other specific terms.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The Debt Securities will be direct obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the relevant Prospectus Supplement.

DESCRIPTION OF WARRANTS

We may issue Warrants to purchase Common Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

Notwithstanding the foregoing, we will not offer Warrants for sale separately to any member of the public in Canada unless the Offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the Commissions in each of the provinces and territories of Canada where the Warrants will be offered for sale.

The Prospectus Supplement relating to any Warrants that we offer will describe the Warrants and the specific terms relating to the Offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the designation, number, and terms of the Common Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum number of Warrants that may be exercised at any one time;

•	any terms, procedures, and limitations relating to the transferability, exchange, or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, separately or together, with Common Shares, Debt Securities, or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that we may offer pursuant to this Prospectus.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. We will file a copy of the subscription receipt agreement relating to an Offering with securities regulatory authorities in Canada after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be outlined in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered;

•	conditions to the exchange of Subscription Receipts into Common Shares, Debt Securities, or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities, or Warrants;

•	the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations, and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Debt Securities, or Warrants;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions, and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the Securities subject to the Subscription Receipts.

Such subscription receipt agreement will also specify that we may amend any subscription receipt agreement and the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not materially and adversely affect the interests of the holder.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The particular terms and provisions of Units offered by any Prospectus Supplement, including the currency in which the Units are issued and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Prospective purchasers of Securities may be subject to tax consequences in Canada and abroad in respect of their acquisition, holding and/or disposition of Securities. The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of the acquisition, ownership and disposition of any Securities offered thereunder, including, the Canadian income and/or withholding tax consequences applicable to investors who are non-residents of Canada.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of Common Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase Common Shares pursuant to this Prospectus Supplement and hold such Common Shares as capital assets (generally, property held for investment). This discussion is based on the Internal Revenue of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, banks, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or government organizations, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold Common Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” constructive sale or other integrated investment, persons required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement, persons that have a “functional currency” other than the U.S. dollar, persons that hold the securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes) or that hold securities in connection with a trade or business, permanent establishment, or fixed base outside the United States, persons that own directly, indirectly or through attribution, 10% or more of the voting power or value of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities (or arrangements treated as a partnership for U.S. federal income tax purposes), and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences relating to an investment in the Common Shares will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of Common Shares.

Persons considering an investment in Common Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of Common Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or (2) at least 50% of the average value of its gross assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital (subject to a limited exception for working capital held for expenses reasonably expected to be paid within 90 days) or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Based upon the current and expected composition of our income and assets, we believe that we were a PFIC for the taxable year ended December 31, 2025, and expect that we may be a PFIC for the current taxable year. Because our PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of our assets and income, including our use of proceeds from Offerings pursuant to this Prospectus, and the value of our assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, we may be a PFIC in any taxable year. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge our classification of certain income and assets as non-passive, which may result in us being or becoming a PFIC in the current or subsequent years.

If we are a PFIC in any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the Common Shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the Common Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for Common Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds Common Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the Common Shares, unless (i) we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the Common Shares or (ii) for the period immediately preceding our cessation in meeting the tests described above the Common Shares were subject to a mark-to-market election or (iii) the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC. If the deemed sale election is made, the U.S. Holder will be deemed to sell the Common Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Common Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds Common Shares and we own a non-U.S. corporate subsidiary that is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any non-U.S. subsidiaries which we may own in the future.

For taxable years in which we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on Common Shares if such U.S. Holder makes a valid “mark-to-market” election for our Common Shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Our Common Shares will be marketable stock as long as they remain listed on the Nasdaq or the TSX and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of Common Shares held at the end of such taxable year over the adjusted tax basis of such Common Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Common Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in Common Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of Common Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to Common Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the Common Shares.

A U.S. Holder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. However, U.S. Holders should be aware that there can be no assurance that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders require to report under the QEF election rules, in the event that the Corporation is a PFIC and a U.S. Holder wishes to make a QEF election.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax return for the tax year with respect to which the form should have been filed.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of Common Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Common Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Common Shares of a PFIC.

Distributions

Subject to the discussion above under “Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to Common Shares generally will be required to include the gross amount of such distribution (before reduction for any Canadian withholding taxes withheld therefrom) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Common Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Common Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Dividends paid on Common Shares will not be eligible for the “dividends received deduction” allowed to U.S. corporations.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on Common Shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, which the IRS has determined is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision, although there can be no assurance in this regard. Further, our Common Shares will generally be considered to be readily tradable on an established securities market in the United States if they remain listed on the Nasdaq Capital Market. Therefore, subject to the discussion above under “— Passive Foreign Investment Company Consequences”, if the U.S. Treaty is applicable, or if the Common Shares are readily tradable on an established securities market in the United States, dividends paid on Common Shares will generally be “qualified dividend income” in the hands of non-corporate U.S. Holders, provided that certain conditions are met, including conditions relating to holding period and the absence of certain risk reduction transactions. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of Common Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the Common Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the Common Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder from the sale or other disposition of Common Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Net Investment Income “Medicare” Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% Medicare tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of Common Shares. If you are a U.S. person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in Common Shares.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws certain U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. income tax return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U.S. Holders may be subject to these reporting requirements unless the securities are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938. U.S. Holders paying more than U.S.$100,000 for Common Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Common Shares generally may be subject to information reporting and may also be subject to backup withholding tax, currently at the rate of 24%, unless the U.S. Holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if we are not provided with a U.S. Holder’s correct taxpayer identification number or other adequate basis for exemption the U.S. Holder may be subject to certain penalties imposed by the IRS. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. PERSONS CONSIDERING PURCHASING ANY COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS APPLICABLE TO THEM OF ACQUIRING, OWNING AND DISPOSING OF COMMON SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PROMOTER

Mr. David Elsley may be considered to be a promoter of the Corporation within the meaning of applicable securities legislation. As of the date hereof, Mr. Elsley owns 1,344,500 Common Shares, representing 1.11% of the outstanding Common Shares.

Mr. Elsley is relying on the criteria set forth in Coordinated Blanket Order 41-930 Exemptions from Certain Prospectus and Disclosure Requirements dated April 17, 2025, from the need to provide an independent promoter certificate provided that the prospectus includes a certificate signed by that individual in a capacity other than that of a promoter.

LEGAL MATTERS

Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Borden Ladner Gervais LLP. As at the date of this Prospectus, the partners and associates of Borden Ladner Gervais LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Odyssey Trust Company, Trader’s Bank Building 702 – 67 Yonge Street, Toronto, ON M5E 1J8.

INTEREST OF EXPERTS

BDO Canada LLP, the external auditor of the Corporation, provided an auditors’ report on the audited financial statements of the Corporation for the years ended December 31, 2025 and 2024.

INDEPENDENT AUDITOR

Our auditors, BDO Canada LLP, Chartered Professional Accountants, of Oakville, Ontario, report that they are independent from us within the meaning of the Rules of Professional Conduct of Ontario, and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).

EXEMPTIONS

Exemption from French Translation Requirements

The Corporation has been granted exemptive relief from the Autorité des marchés financiers (“AMF”) from the requirement that this Prospectus as well as the documents incorporated by reference herein and any applicable Prospectus Supplement and the documents incorporated by reference therein to be filed in relation to an “at-the-market” distribution be filed with the AMF in the French language. This exemptive relief was granted on the condition that this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference herein and therein be filed with the AMF in the French language if the Corporation offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual’s conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the Business Corporations Act (Ontario), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if: (i) he acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Registrant shall also indemnify the person referred to above in all such matters, actions, proceedings and circumstances as may be permitted by the Business Corporations Act (Ontario) or the law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
4.1	Annual Information Form of the Registrant for the year ended December 31, 2025, dated March 31, 2026 (incorporated by reference to Exhibit 99.1 in the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025).
4.2	Audited financial statements of the Registrant for the years ended December 31, 2025 and December 31, 2024, respectively, together with its related notes and auditors’ report dated March 31, 2026 (incorporated by reference to Exhibit 99.2 in the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025).
4.3	Management’s discussion and analysis for the year ended December 31, 2025 (incorporated by reference to Exhibit 99.3 in the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2025).
4.4	Management information circular of the Registrant dated May 7, 2026 for the annual meeting of shareholders of the Registrant held on June 24, 2026 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed with the Commission on May 26, 2026).
4.5	Material change report dated January 26, 2026 (incorporated by reference to Exhibit 99.1 in the Registrant’s Report on Form 6-K filed January 26, 2026).
4.6	Unaudited interim financial statements of the Registrant for the three and six months ended June 30, 2026, together with the related notes (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the Commission on August 12, 2026).
4.7	Management’s discussion and analysis for the three and six months ended June 30, 2026 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed with the Commission on August 12, 2026).
5.1*	Consent of BDO Canada LLP
6.1**	Powers of Attorney (included on the signature page of this Registration Statement).
7.1**	Form of Indenture
107**	Filing Fee Table

*          Filed herewith.

**       Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

(a)  The Registrant has filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

(b)  Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada on the 16th day of September, 2026.

CARDIOL THERAPEUTICS INC.

By:	/s/ David Elsley
Name:	David Elsley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on September 16, 2026.

Signature	Title

/s/ David Elsley	President, Chief Executive Officer and Director
David Elsley	(principal executive officer)

/s/ Chris Waddick	Chief Financial Officer and Director
Chris Waddick	(principal financial and accounting officer)

*	Director, Chair
Guillermo Torre-Amione

*	Director
Peter Pekos

*	Director
Colin G. Stott

*	Director
Jennifer M. Chao

*	Director
Timothy Garnett

*	Director
Teri Loxam

*By:	/s/ David Elsley
Name:	David Elsley
As Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Cardiol Therapeutics Inc. in the United States, on September 16th, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director